Exhibit 99.1

Innodata Reports Second Quarter 2016 Results

NEW YORK – July 28, 2016 – INNODATA INC. (NASDAQ: INOD) today reported results for the second quarter and the six months ended June 30, 2016.

•	Total revenue was $15.6 million in the second quarter of 2016, a 0.6% sequential decline from $15.7 million in the first quarter of 2016. Total revenue was $14.1 million in the second quarter of 2015.

•	In the second quarter of 2016 the Company incurred a net loss of $1.8 million, or $(0.07) per diluted share, compared to net earnings of $3,000, or $0.00 per diluted share, in the first quarter of 2016. Net loss in the second quarter of 2015 was $0.8 million, or $(0.03) per diluted share. The second quarter 2016 results were impacted by $1.4 million in one-time professional fees and other expenses, $1.25 million of which was incurred in connection with an internal investigation by the Company’s audit committee that was previously reported by the Company in its Form 10-Q for the first quarter, and $150,000 of which was incurred in connection with the Company’s acquisition of Agility from PR Newswire that was announced July 14, 2016.

•	For the first six months of 2016, total revenue was $31.3 million, an increase of 12% from $27.9 million in the first six months of 2015. Net loss was $1.8 million, or $(0.07) per diluted share, in the first six months of 2016, compared to a net loss of $2.6 million, or $(0.10) per diluted share, for the same period in 2015.

•	Adjusted EBITDA (as defined below) was $(0.7) million in the second quarter of 2016, compared to $1.4 million in the first quarter of 2016. Adjusted EBITDA was $(0.2) million in the second quarter of 2015.

•	Cash, cash equivalents and investments were $25.0 million at June 30, 2016 compared to $24.9 million at December 31, 2015.

Jack Abuhoff, Chairman and CEO, said, “This past quarter we changed the name of our core business segment from Content Services to Digital Data Solutions (DDS) to reflect our opportunity to serve the digital data needs of companies that publish content as well as enterprises that seek to use digital data to gain insight and transform their operations. DDS revenue in the quarter was $13.2 million, a decrease of $400,000 from the first quarter, primarily as a result of a decline in revenue from one of our e-book customers. In the near term we expect our annual recurring revenue portfolio in this segment to remain steady at approximately $40 million and to see fluctuations in project based revenues.

“We continue to make progress on our strategy to develop new digital data products and services that will enable us to address new markets, increase our recurring revenues, and drive solid margins. In our IADS segment, revenue in the quarter increased sequentially to $1.2 million, up from $900,000 in the first quarter, driven by a combination of new customer wins and a ramp-up in volume from existing customers. We expect IADS to continue to post sequential quarterly gains through the year. Revenue in our Media Intelligence Solutions segment increased by 8% in the second quarter to $1.25 million. The increase in revenue is attributable to customers acquired since the beginning of the fourth quarter of 2015.”

Abuhoff continued, “Our recent acquisition of Agility further bolsters our Media Intelligence Solutions segment and product portfolio. With Agility, we are now one of only a handful of companies to offer a global media database with workflow tools for media outreach, monitoring and measurement. By combining Agility with MediaMiser, we now have a media intelligence solutions business with more than 1500 customers, an estimated $10.0 million in annual recurring revenues and an estimated gross margin contribution of 50%.”

Abuhoff concluded, “We anticipate third quarter revenue to be in the range of $15.7 – $16.8 million, consisting of Digital Data Solutions revenue in the range of $12.5 – $13.1 million, IADS revenue in the range of $1.2 – $1.3 million and Media Intelligence Solutions revenue, inclusive of Agility, in the range of $2.0 - $2.4 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net loss to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-800-862-9098 (Domestic)
1-785-424-1051 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on both: 1449286

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic,” “foster” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions ("IADS") segment is a venture formed in 2011 that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Digital Data Solutions clients and the ability of these clients to reduce, delay or cancel projects; continuing Digital Data Solutions segment revenue concentration in a limited number of clients; continuing Digital Data Solutions segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015

Revenues	$15,642	$14,063	$31,340	$27,865

Operating costs and expenses:
Direct operating costs	11,685	10,991	23,150	22,115
Selling and administrative expenses	5,553	4,278	9,364	8,413
Interest expense (income), net	16	(19)	29	(45)
Totals	17,254	15,250	32,543	30,483

Loss before income taxes	(1,612)	(1,187)	(1,203)	(2,618)
Provision for (benefit from) income taxes	258	(254)	776	301
Net loss	(1,870)	(933)	(1,979)	(2,919)
Loss attributable to non-controlling interests	92	134	204	280
Net loss attributable to Innodata Inc. and Subsidiaries	$(1,778)	$(799)	$(1,775)	$(2,639)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.07)	$(0.03)	$(0.07)	$(0.10)
Weighted average shares outstanding:
Basic and Diluted	25,445	25,337	25,445	25,337

Comprehensive loss:

Net loss	$(1,870)	$(933)	$(1,979)	$(2,919)
Pension liability adjustment, net of taxes	(82)	10	(164)	20
Change in fair values of derivatives, net of taxes	(193)	(23)	246	483
Foreign currency translation adjustment, net of taxes	8	119	364	(420)
Other Comprehensive income (loss)	(267)	106	446	83
Total Comprehensive loss	(2,137)	(827)	(1,533)	(2,836)
Comprehensive loss attributed to non-controlling interest	92	134	204	280
Comprehensive loss attributable to Innodata Inc. and Subsidiaries	$(2,045)	$(693)	$(1,329)	$(2,556)
Supplemental Financial Data:
Adjusted EBITDA	$(681)	$(223)	$672	$(668)

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$24,961	$24,908
Accounts receivable, net	9,702	9,249
Prepaid expenses and other current assets	3,042	2,900
Deferred income taxes	417	282
Total current assets	38,122	37,339
Property and equipment, net	4,756	4,723
Other assets	2,309	2,330
Deferred income taxes	1,333	1,382
Intangibles, net	4,002	3,987
Goodwill	1,531	1,476
Total assets	$52,053	$51,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,022	$4,562
Accrued salaries, wages and related benefits	5,386	4,905
Income and other taxes	1,236	1,255
Current portion of long term obligations	1,307	1,582
Deferred income taxes	-	76
Total current liabilities	13,951	12,380
Deferred income taxes	722	716
Long term obligations	3,686	3,436
Non-controlling interests	(3,451)	(3,507)
STOCKHOLDERS’ EQUITY:	37,145	38,212
Total liabilities and stockholders’ equity	$52,053	$51,237

INNODATA INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in thousands)

Adjusted EBITDA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net loss attributable to Innodata Inc. and Subsidiaries	$(1,778)	$(799)	$(1,775)	$(2,639)
Depreciation and amortization	672	709	1,324	1,436
Stock-based compensation	243	274	522	559
Provision for (benefit from) income taxes	258	(254)	776	301
Interest expense (income), net	16	(19)	29	(45)
Non-controlling interests	(92)	(134)	(204)	(280)
Adjusted EBITDA	$(681)	$(223)	$672	$(668)

Adjusted EBITDA (by segment)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Digital Data Solutions	$136	910	2,499	1,521
IADS	(372)	(894)	(1,059)	(1,903)
MIS	(445)	(239)	(768)	(286)
Adjusted EBITDA	$(681)	$(223)	$672	$(668)